Exhibit 99.1

[FOR IMMEDIATE RELEASE]

First Business Financial Services, Inc.

401 Charmany Drive

Madison, WI 53719

FIRST BUSINESS BANK REPORTS THIRD QUARTER 2024 NET INCOME OF $10.3 MILLION

-- Stable net interest margin, continued balance sheet growth, and positive operating leverage support tangible book value expansion --

MADISON, Wis., October 24, 2024 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company”, the “Bank”, or “First Business Bank”) (Nasdaq:FBIZ) reported quarterly net income available to common shareholders of $10.3 million, or earnings per share of $1.24 on a diluted basis. This compares to net income available to common shareholders of $10.2 million, or $1.23 per share, in the second quarter of 2024 and $9.7 million, or $1.17 per share, in the third quarter of 2023.

“First Business Bank again produced strong deposit and loan growth in a highly competitive environment,” said Corey Chambas, Chief Executive Officer. “Our ability to consistently deliver quality growth was supported by our team’s outstanding balance sheet management, resulting in a strong and stable net interest margin that remained within our target range of 3.60%-3.65%. We continue to execute our organic growth strategy with the intention of delivering double-digit loan, deposit, and revenue growth over the long term. We also continue to deliver on our commitment to achieving positive operating leverage, aided by prudent expense management, strong net interest income momentum, and revenue diversification. These successes have contributed to exceptional growth in shareholder value, with tangible book value expanding 12.5% from the prior year.”

Quarterly Highlights

•
Stable Net Interest Margin. The Company's long held match funding practice and pricing discipline produced a net interest margin of 3.64% compared to 3.65% for the linked quarter. Net interest income grew 1.5% from the linked quarter and 8.4% from the prior year quarter.
•
Consistent Loan Growth. Loans increased $65.0 million, or 8.7% annualized, from the second quarter of 2024, and $286.1 million, or 10.3%, from the third quarter of 2023, reflecting growth throughout the Company.
•
Continued Deposit Growth. Total deposits grew $84.8 million, increasing 11.8% annualized from the linked quarter and $312.9 million, or 11.8%, from the third quarter of 2023. Core deposits grew to a record $2.383 billion, up $73.1 million, or 12.7% annualized, from the linked quarter and $193.5 million, or 8.8%, from the third quarter of 2023. New and expanded relationships also contributed to increased gross Treasury Management service charges, which grew 9.8% to $1.6 million, compared to $1.5 million in the third quarter of 2023.
•
Robust Private Wealth Management Growth. Private Wealth assets under management and administration grew to a record $3.398 billion as of September 30, 2024, up $483.3 million, or 16.6% from the prior year. Private Wealth and Company Retirement Plan ("Private Wealth") fee income totaled $3.3 million, increasing by 10.8% from September 30, 2023 and comprising 46% of total non-interest income.
•
Record Pre-Tax, Pre-Provision ("PTPP") Income. PTPP income grew to $15.4 million, up 9.0% and 9.5% from the linked and prior year quarters, respectively. This performance reflects solid growth across the Company’s balance sheet and operational efficiency. PTPP adjusted return on average assets measured 1.70%, compared to 1.57% for the linked quarter and 1.72% for the prior year quarter.
•
Stable Asset Quality. Non-performing assets measured $19.4 million, increasing by $367,000, or 1.9%, from the linked quarter. Non-performing assets as a percent of total assets measured 0.52%, compared to 0.53% and 0.52% for the linked and prior year periods, respectively.
•
Tangible Book Value Growth. The Company’s strong earnings generation and sound balance sheet management continued to drive growth in tangible book value per share, producing a 9.7% annualized increase compared to the linked quarter and a 12.5% increase compared to the prior year quarter.

Quarterly Financial Results

(Unaudited)	As of and for the Three Months Ended			As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2024	June 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net interest income	$31,007	$30,540	$28,596	$91,059	$83,049
Adjusted non-interest income (1)	7,064	7,425	8,430	21,254	24,259
Operating revenue (1)	38,071	37,965	37,026	112,313	107,308
Operating expense (1)	22,653	23,823	22,943	69,674	66,414
Pre-tax, pre-provision adjusted earnings (1)	15,418	14,142	14,083	42,639	40,894
Less:
Provision for credit losses	2,087	1,713	1,817	6,126	5,610
Net (gain) loss on repossessed assets	(12)	65	4	72	8
SBA recourse provision	466	(9)	242	583	565
Add:
Net loss on sale of securities	—	—	—	(8)	(45)
Income before income tax expense	12,877	12,373	12,020	35,850	34,666
Income tax expense	2,351	1,917	2,079	6,020	7,409
Net income	$10,526	$10,456	$9,941	$29,830	$27,257
Preferred stock dividends	218	219	218	656	656
Net income available to common shareholders	$10,308	$10,237	$9,723	$29,174	$26,601
Earnings per share, diluted	$1.24	$1.23	$1.17	$3.50	$3.19
Book value per share	$36.17	$35.35	$32.32	$36.17	$32.32
Tangible book value per share (1)	$34.74	$33.92	$30.87	$34.74	$30.87

Net interest margin (2)	3.64%	3.65%	3.76%	3.62%	3.81%
Adjusted net interest margin (1)(2)	3.51%	3.47%	3.66%	3.47%	3.68%
Fee income ratio (non-interest income / total revenue)	18.55%	19.56%	22.77%	18.92%	22.57%
Efficiency ratio (1)	59.50%	62.75%	61.96%	62.04%	61.89%
Return on average assets (2)	1.13%	1.14%	1.19%	1.08%	1.13%
Pre-tax, pre-provision adjusted return on average assets (1)(2)	1.70%	1.57%	1.72%	1.59%	1.74%
Return on average common equity (2)	13.83%	14.12%	14.62%	13.41%	13.72%

Period-end loans and leases receivable	$3,050,079	$2,985,414	$2,764,014	$3,050,079	$2,764,014
Average loans and leases receivable	$3,031,880	$2,962,927	$2,711,851	$2,961,014	$2,592,941
Period-end core deposits	$2,382,730	$2,309,635	$2,189,264	$2,382,730	$2,189,264
Average core deposits	$2,375,002	$2,375,101	$2,105,716	$2,365,553	$2,047,776
Allowance for credit losses, including unfunded commitment reserves	$35,509	$34,950	$31,036	$35,509	$31,036
Non-performing assets	$19,420	$19,053	$17,689	$19,420	$17,689
Allowance for credit losses as a percent of total gross loans and leases	1.16%	1.17%	1.12%	1.16%	1.12%
Non-performing assets as a percent of total assets	0.52%	0.53%	0.52%	0.52%	0.52%

1.
This is a non-GAAP financial measure. Management believes these measures are meaningful because they reflect adjustments commonly made by management, investors, regulators, and analysts to evaluate financial performance, provide greater understanding of ongoing operations, and enhance comparability of results with prior periods. See the section titled Non-GAAP Reconciliations at the end of this release for a reconciliation of GAAP financial measures to non-GAAP financial measures.
2.
Calculation is annualized.

Third Quarter 2024 Compared to Second Quarter 2024

Net interest income increased $467,000, or 1.5%, to $31.0 million.

•
The increase in net interest income was driven by increases in average loans and leases receivable, partially offset by a decrease in fees in lieu of interest. Average loans and leases receivable increased $69.0 million, or 9.3% annualized, to $3.032 billion. Fees in lieu of interest, which vary from quarter to quarter based on client-driven activity, totaled $942,000, compared to $1.2 million in the prior quarter. Excluding fees in lieu of interest, net interest income increased $752,000, or 2.6%.
•
The yield on average interest-earning assets increased 5 basis points to 6.97% from 6.92%. Excluding fees in lieu of interest, the yield earned on average interest-earning assets increased 9 basis points to 6.86% from 6.77%.
•
The rate paid for average interest-bearing core deposits increased one basis point to 4.10% from 4.09%. The rate paid for average total bank funding increased 5 basis points to 3.44% from 3.39%. Total bank funding is defined as total deposits plus Federal Home Loan Bank (“FHLB”) advances.
•
Net interest margin was 3.64% compared to 3.65% for the linked quarter. Adjusted net interest margin1 was 3.51%, up 4 basis points compared to 3.47% in the linked quarter. The increase in adjusted net interest margin was driven by an increase in the yield on interest-earning assets partially offset by an increase in rate paid on wholesale funding.
•
The Company maintains a long-term target for net interest margin in the range of 3.60% - 3.65%. Performance in future quarters will vary due to factors such as the level of fees in lieu of interest and the timing, pace and scale of future interest rate changes.

The Bank reported a provision expense of $2.1 million, compared to $1.7 million in the second quarter of 2024. The quarterly increase was driven by higher specific reserve requirements for Equipment Finance and Small Business Administration ("SBA") borrowers in the Commercial and Industrial ("C&I") loan portfolio. The $2.1 million expense consisted of $1.5 million of net charge-offs, $616,000 due to loan growth, and a $757,000 net increase in specific reserves, partially offset by decreases of $444,000 and $330,000 due to quantitative and qualitative factor changes, respectively. The decrease related to quantitative factors was primarily due to modest improvement in the economic forecast and the decrease related to qualitative factors was due to moderated growth in several portfolios.

Non-interest income decreased $361,000, or 4.9%, to $7.1 million.

•
Private Wealth fee income decreased $197,000, or 5.7% to $3.3 million. Private Wealth assets under management and administration measured $3.398 billion on September 30, 2024, up $149.3 million, or 18.4% annualized from the prior quarter. Fee income is based on overall asset levels and may vary based on seasonal activity and the timing of fluctuations in market values.
•
Gains on sale of SBA loans increased $111,000, or 31.8%, to $460,000. Management expects the SBA loan sales pipeline to continue building as production increases and previously closed commitments fully fund and become eligible for sale.
•
Commercial loan swap fee income of $460,000 increased by $303,000, or 193.0%. Swap fee income varies from period to period based on loan activity and the interest rate environment.

1.
Adjusted net interest margin is a non-GAAP measure representing net interest income excluding fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets.

•
Other fee income decreased $533,000 or 31.7% to $1.1 million. The decrease was primarily due to lower returns on the Company’s investments in Small Business Investment Company ("SBIC") mezzanine funds. Income from SBIC funds was $193,000 in the third quarter, compared to $796,000 in the linked quarter. Income from SBIC funds varies from period to period based on changes in the realized and unrealized fair value of underlying investments.

Non-interest expense decreased $772,000, or 3.2%, to $23.1 million, while operating expense decreased $1.2 million, or 4.9%, to $22.7 million.

•
Compensation expense was $15.2 million, reflecting a decrease of $1.0 million, or 6.3%, from the linked quarter primarily due to a decrease in cash bonus accrual and an increase in capitalized software development compensation. Excluding these two components, compensation was $15.9 million, reflecting a decrease of $334,000, or 2.1% from the linked quarter mainly due to a decrease in individual incentive compensation and social security taxes. Average full-time equivalents (“FTEs”) for the third quarter of 2024 were 355, up from 351 in the linked quarter. Management anticipates compensation expense will approximate this adjusted level in the fourth quarter of 2024.
•
Professional fees expense was $1.3 million, decreasing $167,000, or 11.3%, from the linked quarter primarily due to a decrease in outside consulting for various projects.
•
Data processing expense was $1.0 million, decreasing $137,000, or 11.6%, from the linked quarter primarily due to annual tax processing costs incurred in the prior quarter for Private Wealth clients.
•
FDIC insurance was $810,000, increasing $198,000, or 32.4%, from the linked quarter primarily due to an increase in total assets and use of brokered deposits, instead of FHLB advances, to match-fund the fixed rate loan portfolio.
•
Other non-interest expense was $1.3 million, increasing $236,000, or 22.2%, from the linked quarter primarily due to an increase in SBA recourse provision.

Income tax expense increased $434,000, or 22.6%, to $2.4 million. The effective tax rate was 18.3% for the three months ended September 30, 2024, compared to 15.5% for the linked quarter. The increase is primarily driven by adjustments to tax credit investments upon receipt of annual partnership filings. The Company expects to report an effective tax rate between 16% and 18% for 2024.

Total period-end loans and leases receivable increased $65.0 million, or 8.7% annualized, to $3.050 billion. The average rate earned on average loans and leases receivable was 7.32%, up 4 basis points from 7.28% in the prior quarter. Excluding fees in lieu of interest, the average rate earned on average loans and leases receivable was 7.20%, up 9 basis points from 7.11% in the prior quarter.

•
Commercial Real Estate (“CRE”) loans increased by $54.0 million, or 12.2% annualized, to $1.829 billion. The increase was primarily due to an increase in construction and multi-family loans in the Wisconsin markets.
•
C&I loans increased $12.6 million, or 4.3% annualized, to $1.174 billion. The increase was primarily due to growth in Floorplan Financing, Equipment Financing, and Accounts-Receivable Financing.

Total period-end core deposits increased $73.1 million, or 12.7% annualized, to $2.383 billion, compared to $2.310 billion. The average rate paid remained flat at 3.34%.

•
New non-maturity deposit balances of $96.1 million were added at a weighted average rate of 3.91%. Certificate of deposit maturities of $144.0 million at a weighted average rate of 4.50% were replaced by new and renewed certificates of deposit of $127.5 million at a weighted average rate of 4.33%.

Period-end wholesale funding, including FHLB advances and brokered deposits, increased $27.8 million, or 13.0% annualized, to $881.7 million. Consistent with the Bank’s long-held philosophy to manage interest rate risk, management will continue to utilize the most efficient and cost-effective source of wholesale funds to match-fund fixed-rate loans as necessary.

•
Wholesale deposits increased $11.7 million, or 8.1% annualized, to $587.2 million, compared to $575.5 million. The average rate paid on wholesale deposits increased 3 basis points to 4.12% and the weighted average original maturity increased to 4.6 years from 4.0 years.

•
FHLB advances increased $16.1 million to $294.5 million, compared to $278.4 million. The average rate paid on FHLB advances increased 27 basis points to 2.96% and the weighted average original maturity decreased to 4.6 years from 5.3 years.

Non-performing assets increased $367,000 to $19.4 million, or 0.52% of total assets, down as a percentage of total assets from 0.53% in the prior quarter. While we continue to expect full repayment of the one Asset-Based Lending ("ABL") loan that defaulted during the second quarter of 2023, the liquidation process has transitioned into Chapter 7 bankruptcy, likely delaying final resolution until late 2024 or 2025. Through our collection efforts, the current balance of this loan is $6.4 million, down from $10.0 million in the prior year quarter. Excluding this ABL loan, non-performing assets totaled $13.0 million, or 0.35% of total assets in the current quarter and $12.6 million, or 0.35% of total assets in the linked quarter.

The allowance for credit losses, including the unfunded credit commitments reserve, increased $559,000, or 1.6%, as increases in the general reserve from loan growth, charge-offs, and new specific reserves were partially offset by changes in quantitative and qualitative factors. The allowance for credit losses, including unfunded credit commitment reserves, as a percent of total gross loans and leases was 1.16% compared to 1.17% in the prior quarter.

Third Quarter 2024 Compared to Third Quarter 2023

Net interest income increased $2.4 million, or 8.4%, to $31.0 million.

•
The increase in net interest income primarily reflects an increase in average gross loans and leases and an increase in fees in lieu of interest, partially offset by net interest margin compression. Fees in lieu of interest increased to $942,000 from $582,000. Excluding fees in lieu of interest, net interest income increased $2.1 million, or 7.3%.
•
The yield on average interest-earning assets increased 26 basis points to 6.97% from 6.71%. Excluding fees in lieu of interest, the yield on average interest-earning assets measured 6.86% compared to 6.63%. This increase in yield was primarily due to the increase in short-term market rates and the reinvestment of cash flows from the securities and fixed-rate loan portfolios in a rising rate environment.
•
The rate paid for average interest-bearing core deposits increased 36 basis points to 4.10% from 3.74%. The rate paid for average total bank funding increased 37 basis points to 3.44% from 3.07%.
•
Net interest margin decreased 12 basis points to 3.64% from 3.76%. Adjusted net interest margin decreased 15 basis points to 3.51% from 3.66%.

The Company reported a credit loss provision expense of $2.1 million, compared to $1.8 million in the third quarter of 2023. See provision breakdown table below for more detail on the components of provision expense.

Non-interest income decreased $1.4 million, or 16.2%, to $7.1 million.

•
Private Wealth fee income increased $319,000, or 10.8%, to $3.3 million. Private Wealth assets under management and administration measured $3.398 billion at September 30, 2024, up $483.3 million, or 16.6%. The increase was due to successful new money efforts as well as market performance.
•
Commercial loan swap fee income decreased by $532,000, or 53.6%, to $460,000. Swap fee income varies from period to period based on loan activity and the interest rate environment.
•
Gain on sale of SBA loans decreased $391,000, or 45.9%, to $460,000. Management expects the SBA loan sales pipeline to continue building as production increases and previously closed commitments fully fund and become eligible for sale.
•
Service charges on deposits increased $85,000, or 10.2%, to $920,000, driven by new core deposit relationships.
•
Other fee income decreased $873,000, or 43.2%, to $1.1 million. The decrease was primarily due to lower returns on the Company’s investments in SBIC mezzanine funds in the third quarter. Income from SBIC mezzanine funds was $193,000 in the third quarter, compared to $1.2 million in the prior year quarter. Income from SBIC mezzanine funds varies from period to period based on changes in the realized and unrealized fair value of underlying investments.

Non-interest expense decreased $82,000, or 0.4%, to $23.1 million. Operating expense decreased $290,000, or 1.3%, to $22.7 million.

•
Compensation expense decreased $375,000, or 2.4%, to $15.2 million. The decrease in compensation expense was primarily due to a cash bonus accrual adjustment decrease, an increase in capitalized software development compensation, and a decrease in individual incentive compensation. This decrease was partially offset by an increase in average FTEs, annual merit increases, and promotions. Average FTEs increased 3% to 355 in the third quarter of 2024, compared to 349 in the third quarter of 2023.
•
Professional fees expense decreased $124,000, or 8.7%, to $1.3 million, primarily due to a decrease in recruiting expense and a decrease in other professional consulting services for various projects.
•
Computer software expense increased $319,000, or 24.7%, to $1.6 million, primarily due to our commitment to innovative technology to support growth initiatives, enhance productivity, and improve the client experience.
•
Marketing expense increased $164,000, or 21.6%, to $922,000, primarily due to increased business development efforts and advertising projects to support Company growth goals.
•
FDIC Insurance increased $130,000, or 19.1%, to $810,000 primarily due to an increase in total assets and an increase use of brokered deposits.
•
Other expense decreased $282,000, or 17.8%, to $1.3 million, primarily due to a decrease in liquidations expenses, partially offset by an increase in SBA recourse provision.

Total period-end loans and leases receivable increased $286.3 million, or 10.3%, to $3.050 billion.

•
CRE loans increased $194.0 million, or 11.9%, to $1.829 billion, primarily due to increases in all loan categories in the Wisconsin market.
•
C&I loans increased $90.6 million, or 8.4%, to $1.174 billion, due to growth across the majority of the Bank’s products and geographies.

Total period-end core deposits grew $193.5 million, or 8.8%, to $2.383 billion, and the average rate paid increased 36 basis points to 3.34%. The increase in average rate paid on core deposits was primarily due to heightened competition and a change in deposit mix. Total average core deposits grew $269.3 million, or 12.8%, to $2.375 billion.

Period-end wholesale funding increased $99.4 million, or 12.7%, to $881.7 million.

•
Wholesale deposits increased $119.5 million, or 25.5%, to $587.2 million, as the Bank utilized more wholesale deposits in lieu of FHLB advances to build excess liquidity and to match-fund fixed rate assets. The average rate paid on wholesale deposits increased 9 basis points to 4.12% and the weighted average effective maturity increased to 4.6 years from 4.0 years. Consistent with our balance sheet strategy to use the most efficient and cost-effective source of wholesale funding, the Company has entered into derivative contracts which hedge a portion of the wholesale deposits to reduce the fixed rate funding costs.
•
FHLB advances decreased $20.1 million, or 6.4%, to $294.5 million. The average rate paid on FHLB advances increased 48 basis points to 2.96% and the weighted average original maturity decreased to 4.6 years from 5.2 years.

Non-performing assets increased to $19.4 million, or 0.52% of total assets, compared to $17.7 million, or 0.52% of total assets, driven by past-due Equipment Finance loans within the C&I portfolio. Excluding one ABL loan for which we expect full repayment, non-performing assets totaled $13.0 million, or 0.35% of total assets.

The allowance for credit losses, including unfunded commitment reserves, increased $4.5 million to $35.5 million, compared to $31.0 million primarily due to an increase in specific reserves and loan growth, partially offset by chargeoffs. The allowance for credit losses as a percent of total gross loans and leases was 1.16%, compared 1.12% in the prior year.

Subordinated Debt Offering

On September 19, 2024 the Company announced the completion of a private placement of $20.0 million in aggregate principal amount of 7.5% Subordinated Debentures due September 13, 2034 (the “Notes”) on September 13, 2024. The Company used the net proceeds to repay the indebtedness incurred to fund the August 15, 2024 redemption in full of its $15 million in aggregate principal amount of 2019 Fixed-to-Floating Rate Subordinated Notes due August 15, 2029, and the Company intends to use the remaining proceeds to fund the Company’s anticipated future loan growth.

Investor Presentation and Conference Call

On October 24, 2024, the Company posted an investor presentation to its website www.firstbusiness.bank under the “Investor Relations” tab and will also be furnished to the U.S. Securities and Exchange Commission on October 24, 2024. The information included in the presentation provides an overview of the Company’s recent operating performance, financial condition, and business strategy. The Company intends to use this presentation in connection with its third quarter 2024 earnings call to be held at 1:00 p.m. Central time on October 25, 2024, and from time to time when the Company's executives interact with shareholders, analysts, and other third parties. The conference call can be accessed at 800-343-4849 (203-518-9848 if outside the United States and Canada), using the conference call access code: FBIZ. Investors may also listen live via webcast at: https://events.q4inc.com/attendee/456665235. A replay of the call will be available through Friday, November 1, 2024, by calling 800-839-2418 or 402-220-7210 for international participants. The webcast archive of the conference call will be available on the Company’s website, ir.firstbusiness.bank.

About First Business Bank

First Business Bank® specializes in Business Banking, including Commercial Banking and Specialty Finance, Private Wealth, and Bank Consulting services, and through its refined focus delivers unmatched expertise, accessibility, and responsiveness. Specialty Finance solutions are delivered through First Business Bank’s wholly owned subsidiary First Business Specialty Finance, LLC®. First Business Bank is a wholly owned subsidiary of First Business Financial Services, Inc®. (Nasdaq: FBIZ). For additional information, visit firstbusiness.bank.

This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business Bank’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•
Adverse changes in the economy or business conditions, either nationally or in our markets including, without limitation, inflation, economic downturn, labor shortages, wage pressures, and the adverse effects of public health events on the global, national, and local economy.
•
Competitive pressures among depository and other financial institutions nationally and in the Company’s markets.
•
Increases in defaults by borrowers and other delinquencies.
•
Management’s ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.
•
Fluctuations in interest rates and market prices.
•
Changes in legislative or regulatory requirements applicable to the Company and its subsidiaries.

•
Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.
•
Fraud, including client and system failure or breaches of our network security, including the Company’s internet banking activities.
•
Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
•
Ongoing volatility in the banking sector may result in new legislation, regulations or policy changes that could subject the Company and the Bank to increased government regulation and supervision.
•
The proportion of the Company’s deposit account balances that exceed FDIC insurance limits may expose the Bank to enhanced liquidity risk.
•
The Company may be subject to increases in FDIC insurance assessments.

For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2023 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Brian D. Spielmann
Chief Financial Officer
608-232-5977
bspielmann@firstbusiness.bank

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Assets
Cash and cash equivalents	$131,972	$81,080	$72,040	$139,510	$132,915
Securities available-for-sale, at fair value	313,336	308,852	314,114	297,006	272,163
Securities held-to-maturity, at amortized cost	6,907	7,082	8,131	8,503	8,689
Loans held for sale	8,173	6,507	4,855	4,589	4,168
Loans and leases receivable	3,050,079	2,985,414	2,910,864	2,850,261	2,764,014
Allowance for credit losses	(33,688)	(33,088)	(32,799)	(31,275)	(29,331)
Loans and leases receivable, net	3,016,391	2,952,326	2,878,065	2,818,986	2,734,683
Premises and equipment, net	5,478	6,381	6,268	6,190	6,157
Repossessed assets	56	54	317	247	61
Right-of-use assets	5,789	6,041	6,297	6,559	6,800
Bank-owned life insurance	56,767	56,351	55,948	55,536	55,123
Federal Home Loan Bank stock, at cost	12,775	11,901	13,326	12,042	13,528
Goodwill and other intangible assets	11,834	11,841	11,950	12,023	12,110
Derivatives	42,539	70,773	69,703	55,597	93,702
Accrued interest receivable and other assets	103,707	97,872	90,344	91,058	78,751
Total assets	$3,715,724	$3,617,061	$3,531,358	$3,507,846	$3,418,850
Liabilities and Stockholders’ Equity
Core deposits	$2,382,730	$2,309,635	$2,297,843	$2,339,071	$2,189,264
Wholesale deposits	587,217	575,548	457,563	457,708	467,743
Total deposits	2,969,947	2,885,183	2,755,406	2,796,779	2,657,007
Federal Home Loan Bank advances and other borrowings	349,109	327,855	381,718	330,916	363,891
Lease liabilities	8,054	8,361	8,664	8,954	9,236
Derivatives	45,399	61,821	61,133	51,949	78,696
Accrued interest payable and other liabilities	31,233	28,671	26,649	29,660	29,262
Total liabilities	3,403,742	3,311,891	3,233,570	3,218,258	3,138,092
Total stockholders’ equity	311,982	305,170	297,788	289,588	280,758
Total liabilities and stockholders’ equity	$3,715,724	$3,617,061	$3,531,358	$3,507,846	$3,418,850

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Nine Months Ended
(Dollars in thousands, except per share amounts)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Total interest income	$59,327	$57,910	$55,783	$54,762	$50,941	$173,020	$140,167
Total interest expense	28,320	27,370	26,272	25,222	22,345	81,961	57,118
Net interest income	31,007	30,540	29,511	29,540	28,596	91,059	83,049
Provision for credit losses	2,087	1,713	2,326	2,573	1,817	6,126	5,610
Net interest income after provision for credit losses	28,920	28,827	27,185	26,967	26,779	84,933	77,439
Private wealth management service fees	3,264	3,461	3,111	2,933	2,945	9,835	8,492
Gain on sale of SBA loans	460	349	195	284	851	1,004	1,771
Service charges on deposits	920	951	940	848	835	2,810	2,283
Loan fees	812	826	847	869	786	2,486	2,495
Loss on sale of securities	—	—	(8)	—	—	(8)	(45)
Swap fees	460	157	198	438	992	815	2,526
Other non-interest income	1,148	1,681	1,474	1,722	2,021	4,304	6,692
Total non-interest income	7,064	7,425	6,757	7,094	8,430	21,246	24,214
Compensation	15,198	16,215	16,157	14,450	15,573	47,570	46,610
Occupancy	585	593	607	571	575	1,785	1,809
Professional fees	1,305	1,472	1,571	1,313	1,429	4,348	4,012
Data processing	1,045	1,182	1,018	936	953	3,245	2,889
Marketing	922	850	818	724	758	2,591	2,165
Equipment	333	335	345	340	349	1,013	1,000
Computer software	1,608	1,555	1,418	1,317	1,289	4,581	3,668
FDIC insurance	810	612	610	585	680	2,032	1,653
Other non-interest expense	1,301	1,065	798	1,352	1,583	3,164	3,181
Total non-interest expense	23,107	23,879	23,342	21,588	23,189	70,329	66,987
Income before income tax expense	12,877	12,373	10,600	12,473	12,020	35,850	34,666
Income tax expense	2,351	1,917	1,752	2,703	2,079	6,020	7,409
Net income	$10,526	$10,456	$8,848	$9,770	$9,941	$29,830	$27,257
Preferred stock dividends	218	219	219	219	218	656	656
Net income available to common shareholders	$10,308	$10,237	$8,629	$9,551	$9,723	$29,174	$26,601
Per common share:
Basic earnings	$1.24	$1.23	$1.04	$1.15	$1.17	$3.50	$3.19
Diluted earnings	1.24	1.23	1.04	1.15	1.17	3.50	3.19
Dividends declared	0.2500	0.2500	0.2500	0.2275	0.2275	0.7500	0.6825
Book value	36.17	35.35	34.41	33.39	32.32	36.17	32.32
Tangible book value	34.74	33.92	32.97	31.94	30.87	34.74	30.87
Weighted-average common shares outstanding(1)	8,111,215	8,113,246	8,125,319	8,110,462	8,107,641	8,149,949	8,134,587
Weighted-average diluted common shares outstanding(1)	8,111,215	8,113,246	8,125,319	8,110,462	8,107,641	8,149,949	8,134,587
(1)
Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,805,020	$30,340	6.72%	$1,765,743	$29,299	6.64%	$1,605,464	$25,623	6.38%
Commercial and industrial loans(1)	1,177,112	24,481	8.32	1,146,312	23,869	8.33	1,059,512	21,635	8.17
Consumer and other loans(1)	49,748	685	5.51	50,872	725	5.70	46,875	610	5.21
Total loans and leases receivable(1)	3,031,880	55,506	7.32	2,962,927	53,893	7.28	2,711,851	47,868	7.06
Mortgage-related securities(2)	269,842	2,662	3.95	261,828	2,609	3.99	204,291	1,681	3.29
Other investment securities(3)	51,446	315	2.45	60,780	443	2.92	67,546	517	3.06
FHLB stock	11,960	285	9.53	12,656	291	9.20	14,770	323	8.75
Short-term investments	40,406	559	5.53	48,836	674	5.52	40,318	552	5.48
Total interest-earning assets	3,405,534	59,327	6.97	3,347,027	57,910	6.92	3,038,776	50,941	6.71
Non-interest-earning assets	231,353			245,188			237,464
Total assets	$3,636,887			$3,592,215			$3,276,240
Interest-bearing liabilities
Transaction accounts	$864,936	8,451	3.91	$880,752	8,737	3.97	$731,529	6,774	3.70
Money market	850,590	8,780	4.13	815,846	8,264	4.05	657,183	5,871	3.57
Certificates of deposit	219,315	2,584	4.71	241,535	2,803	4.64	282,674	2,986	4.23
Wholesale deposits	531,472	5,475	4.12	476,149	4,871	4.09	410,494	4,172	4.07
Total interest-bearing deposits	2,466,313	25,290	4.10	2,414,282	24,675	4.09	2,081,880	19,803	3.80
FHLB advances	278,103	2,059	2.96	294,043	1,974	2.69	342,117	2,117	2.48
Other borrowings	50,642	971	7.67	49,481	721	5.83	34,745	425	4.89
Total interest-bearing liabilities	2,795,058	28,320	4.05	2,757,806	27,370	3.97	2,458,742	22,345	3.64
Non-interest-bearing demand deposit accounts	440,161			436,968			434,330
Other non-interest-bearing liabilities	91,520			95,484			105,079
Total liabilities	3,326,739			3,290,258			2,998,151
Stockholders’ equity	310,148			301,957			278,089
Total liabilities and stockholders’ equity	$3,636,887			$3,592,215			$3,276,240
Net interest income		$31,007			$30,540			$28,596
Interest rate spread			2.92%			2.95%			3.07%
Net interest-earning assets	$610,476			$589,221			$580,034
Net interest margin			3.64%			3.65%			3.76%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.
(2)
Includes amortized cost basis of assets available for sale and held to maturity.
(3)
Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.
(4)
Represents annualized yields/rates.

	For the Nine Months Ended September 30,
	2024			2023
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
	(Dollars in Thousands)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,764,133	$87,759	6.63%	$1,556,988	$71,011	6.08%
Commercial and industrial loans(1)	1,146,495	71,074	8.27	988,359	59,213	7.99
Consumer and other loans(1)	50,386	2,114	5.59	47,594	1,738	4.87
Total loans and leases receivable(1)	2,961,014	160,947	7.25	2,592,941	131,962	6.79
Mortgage-related securities(2)	257,914	7,547	3.90	193,196	4,372	3.02
Other investment securities(3)	60,037	1,276	2.83	61,396	1,229	2.67
FHLB and FRB stock	12,294	859	9.32	15,904	952	7.98
Short-term investments	58,040	2,391	5.49	43,437	1,652	5.07
Total interest-earning assets	3,349,299	173,020	6.89	2,906,874	140,167	6.43
Non-interest-earning assets	236,569			223,552
Total assets	$3,585,868			$3,130,426
Interest-bearing liabilities
Transaction accounts	$869,511	25,635	3.93	$657,155	16,070	3.26
Money market accounts	809,593	24,609	4.05	663,284	14,984	3.01
Certificates of deposit	246,267	8,597	4.65	271,684	8,049	3.95
Wholesale deposits	488,543	14,961	4.08	311,038	9,671	4.14
Total interest-bearing deposits	2,413,914	73,802	4.08	1,903,161	48,774	3.42
FHLB advances	286,454	5,750	2.68	368,913	7,030	2.54
Other borrowings	49,863	2,409	6.44	35,351	1,314	4.96
Total interest-bearing liabilities	2,750,231	81,961	3.97	2,307,425	57,118	3.30
Non-interest-bearing demand deposit accounts	440,182			455,653
Other non-interest-bearing liabilities	93,430			96,883
Total liabilities	3,283,843			2,859,961
Stockholders’ equity	302,025			270,465
Total liabilities and stockholders’ equity	$3,585,868			$3,130,426
Net interest income		$91,059			$83,049
Interest rate spread			2.91%			3.13%
Net interest-earning assets	$599,068			$599,449
Net interest margin			3.62%			3.81%
Average interest-earning assets to average interest-bearing liabilities	121.78%			125.98%
Return on average assets(4)	1.08%			1.13%
Return on average common equity(4)	13.41%			13.72%
Average equity to average assets	8.42%			8.64%
Non-interest expense to average assets(4)	2.62%			2.85%

PROVISION FOR CREDIT LOSS COMPOSITION

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Change due to qualitative factor changes	$(444)	$496	$740	$(432)	$506	$793	$465
Change due to quantitative factor changes	(330)	150	(199)	(260)	(1,372)	(380)	(1,193)
Charge-offs	1,619	1,583	921	724	562	4,123	1,057
Recoveries	(91)	(191)	(227)	(114)	(84)	(509)	(435)
Change in reserves on individually evaluated loans, net	757	(1,037)	629	2,008	1,265	348	2,322
Change due to loan growth, net	616	680	354	629	817	1,652	3,023
Change in unfunded commitment reserves	(40)	32	108	17	123	99	371
Total provision for credit losses	$2,087	$1,713	$2,326	$2,572	$1,817	$6,126	$5,610

PERFORMANCE RATIOS

	For the Three Months Ended					For the Nine Months Ended
(Unaudited)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Return on average assets (annualized)	1.13%	1.14%	0.98%	1.11%	1.19%	1.08%	1.13%
Return on average common equity (annualized)	13.83%	14.12%	12.24%	13.99%	14.62%	13.41%	13.72%
Efficiency ratio	59.50%	62.75%	63.76%	58.34%	61.96%	62.04%	61.89%
Interest rate spread	2.92%	2.95%	2.88%	2.97%	3.07%	2.91%	3.13%
Net interest margin	3.64%	3.65%	3.58%	3.69%	3.76%	3.62%	3.81%
Average interest-earning assets to average interest-bearing liabilities	121.84%	121.37%	122.15%	123.02%	123.59%	121.78%	125.98%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Non-accrual loans and leases	$19,364	$18,999	$19,829	$20,597	$17,628
Repossessed assets	56	54	317	247	61
Total non-performing assets	$19,420	$19,053	$20,146	$20,844	$17,689
Non-accrual loans and leases as a percent of total gross loans and leases	0.63%	0.64%	0.68%	0.72%	0.64%
Non-performing assets as a percent of total gross loans and leases plus repossessed assets	0.64%	0.64%	0.69%	0.73%	0.64%
Non-performing assets as a percent of total assets	0.52%	0.53%	0.57%	0.59%	0.52%
Allowance for credit losses as a percent of total gross loans and leases	1.16%	1.17%	1.19%	1.16%	1.12%
Allowance for credit losses as a percent of non-accrual loans and leases	183.38%	183.96%	174.64%	160.21%	176.06%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Charge-offs	$1,619	$1,583	$921	$724	$562	$4,123	$1,057
Recoveries	(91)	(191)	(227)	(114)	(84)	(509)	(435)
Net charge-offs (recoveries)	$1,528	$1,392	$694	$610	$478	$3,614	$622
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.20%	0.19%	0.10%	0.09%	0.07%	0.16%	0.03%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Total capital to risk-weighted assets	11.72%	11.45%	11.36%	11.19%	11.20%
Tier I capital to risk-weighted assets	9.11%	8.99%	8.86%	8.74%	8.74%
Common equity tier I capital to risk- weighted assets	8.76%	8.64%	8.51%	8.38%	8.37%
Tier I capital to adjusted assets	8.68%	8.51%	8.45%	8.43%	8.65%
Tangible common equity to tangible assets	7.78%	7.80%	7.78%	7.60%	7.53%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Commercial real estate:
Commercial real estate - owner occupied	$259,532	$258,636	$263,748	$256,479	$236,058
Commercial real estate - non-owner occupied	768,195	777,704	792,858	773,494	753,517
Construction	266,762	229,181	202,382	193,080	211,828
Multi-family	494,954	470,176	453,321	450,529	409,714
1-4 family	39,933	39,680	27,482	26,289	24,235
Total commercial real estate	1,829,376	1,775,377	1,739,791	1,699,871	1,635,352
Commercial and industrial	1,174,295	1,161,711	1,120,779	1,105,835	1,083,698
Consumer and other	46,610	48,145	50,020	44,312	44,808
Total gross loans and leases receivable	3,050,281	2,985,233	2,910,590	2,850,018	2,763,858
Less:
Allowance for credit losses	33,688	33,088	32,799	31,275	29,331
Deferred loan fees	202	(181)	(274)	(243)	(156)
Loans and leases receivable, net	$3,016,391	$2,952,326	$2,878,065	$2,818,986	$2,734,683

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Non-interest-bearing transaction accounts	$428,012	$406,804	$400,267	$445,376	$430,011
Interest-bearing transaction accounts	930,252	841,146	818,080	895,319	779,789
Money market accounts	817,129	837,569	813,467	711,245	694,199
Certificates of deposit	207,337	224,116	266,029	287,131	285,265
Wholesale deposits	587,217	575,548	457,563	457,708	467,743
Total deposits	$2,969,947	$2,885,183	$2,755,406	$2,796,779	$2,657,007

Uninsured deposits	$1,088,496	$1,011,977	$995,428	$994,687	$916,083
Less: uninsured deposits collateralized by pledged assets	10,755	34,810	16,622	17,051	28,873
Total uninsured, net of collateralized deposits	1,077,741	977,167	978,806	977,636	887,210
% of total deposits	36.3%	33.9%	35.5%	35.0%	33.4%

SOURCES OF LIQUIDITY

(Unaudited)	As of
(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Short-term investments	$86,670	$54,680	$46,984	$107,162	$109,612
Collateral value of unencumbered pledged loans	397,852	401,602	340,639	367,471	315,067
Market value of unencumbered securities	279,191	289,104	288,965	259,791	236,618
Readily accessible liquidity	763,713	745,386	676,588	734,424	661,297

Fed fund lines	45,000	45,000	45,000	45,000	45,000
Excess brokered CD capacity(1)	1,102,767	1,051,678	1,166,661	1,231,791	1,090,864
Total liquidity	$1,911,480	$1,842,064	$1,888,249	$2,011,215	$1,797,161
Total uninsured, net of collateralized deposits	1,077,741	977,167	978,806	977,636	887,210

1.
Bank internal policy limits brokered CDs to 50% of total bank funding when combined with FHLB advances.

PRIVATE WEALTH OFF-BALANCE SHEET COMPOSITION

(Unaudited)	As of
(in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Trust assets under management	$3,145,789	$3,008,897	$3,080,951	$2,898,516	$2,715,801
Trust assets under administration	252,152	239,766	239,249	223,013	198,864
Total trust assets	$3,397,941	$3,248,663	$3,320,200	$3,121,529	$2,914,665

NON-GAAP RECONCILIATIONS

Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE

“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Common stockholders’ equity	$299,990	$293,178	$285,796	$277,596	$268,766
Less: Goodwill and other intangible assets	(11,834)	(11,841)	(11,950)	(12,023)	(12,110)
Tangible common equity	$288,156	$281,337	$273,846	$265,573	$256,656
Common shares outstanding	8,295,017	8,294,589	8,306,573	8,314,778	8,315,186
Book value per share	$36.17	$35.35	$34.41	$33.39	$32.32
Tangible book value per share	34.74	33.92	32.97	31.94	30.87

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS

“Tangible common equity to tangible assets” (“TCE”) is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. Adjusted TCE ratio is defined as TCE adjusted for net fair value adjustments of financial assets and liabilities. For more information on fair value adjustments please refer to Note 19 - Fair Value Disclosures in the annual report on Form 10-K for the year ended December 31, 2023. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
Common stockholders’ equity	$299,990	$293,178	$285,796	$277,596	$268,766
Less: Goodwill and other intangible assets	(11,834)	(11,841)	(11,950)	(12,023)	(12,110)
Tangible common equity (a)	$288,156	$281,337	$273,846	$265,573	$256,656
Total assets	$3,715,724	$3,617,061	$3,531,358	$3,507,846	$3,418,850
Less: Goodwill and other intangible assets	(11,834)	(11,841)	(11,950)	(12,023)	(12,110)
Tangible assets (b)	$3,703,890	$3,605,220	$3,519,408	$3,495,823	$3,406,740
Tangible common equity to tangible assets	7.78%	7.80%	7.78%	7.60%	7.53%

Fair Value Adjustments:
Financial assets - MTM (c)	$(17,615)	$(17,432)	$(29,019)	$(29,136)	$(45,489)
Financial liabilities - MTM (d)	$8,358	$9,032	$12,560	$11,945	$23,436
Net MTM, after-tax e = (c-d)*(1-21%)	$(7,313)	$(6,636)	$(13,003)	$(13,581)	$(17,422)

Adjusted tangible equity f = (a-e)	$280,843	$274,701	$260,843	$251,992	$239,234
Adjusted tangible assets g = (b-c)	$3,686,275	$3,587,788	$3,490,389	$3,466,687	$3,361,251
Adjusted TCE ratio (f/g)	7.62%	7.66%	7.47%	7.27%	7.12%

EFFICIENCY RATIO & PRE-TAX, PRE-PROVISION ADJUSTED EARNINGS

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on repossessed assets, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. “Pre-tax, pre-provision adjusted earnings” is defined as operating revenue less operating expense. In the judgment of the Company’s management, the adjustments made to non-interest expense and non-interest income allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio and pre-tax, pre-provision adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Total non-interest expense	$23,107	$23,879	$23,342	$21,588	$23,189	$70,329	$66,987
Less:
Net loss (gain) on repossessed assets	(12)	65	86	4	4	72	8
SBA recourse provision (benefit)	466	(9)	126	210	242	583	565
Total operating expense (a)	$22,653	$23,823	$23,130	$21,374	$22,943	$69,674	$66,414
Net interest income	$31,007	$30,540	$29,511	$29,540	$28,596	$91,059	$83,049
Total non-interest income	7,064	7,425	6,757	7,094	8,430	21,246	24,214
Less:
Net loss on sale of securities	—	—	(8)	—	—	(8)	(45)
Adjusted non-interest income	7,064	7,425	6,765	7,094	8,430	21,254	24,259
Total operating revenue (b)	$38,071	$37,965	$36,276	$36,634	$37,026	$112,313	$107,308
Efficiency ratio	59.50%	62.75%	63.76%	58.34%	61.96%	62.04%	61.89%

Pre-tax, pre-provision adjusted earnings (b - a)	$15,418	$14,142	$13,146	$15,260	$14,083	$42,639	$40,894
Average total assets	$3,636,887	$3,592,215	$3,527,941	$3,454,652	$3,276,240	$3,585,868	$3,130,426
Pre-tax, pre-provision adjusted return on average assets	1.70%	1.57%	1.49%	1.77%	1.72%	1.59%	1.74%

ADJUSTED NET INTEREST MARGIN

“Adjusted Net Interest Margin” is a non-GAAP measure representing net interest income excluding the fees in lieu of interest and other recurring, but volatile, components of net interest margin divided by average interest-earning assets less other recurring, but volatile, components of average interest-earning assets. Fees in lieu of interest are defined as prepayment fees, asset-based loan fees, non-accrual interest, and loan fee amortization. In the judgment of the Company’s management, the adjustments made to net interest income allow investors and analysts to better assess the Company’s net interest income in relation to its core client-facing loan and deposit rate changes by removing the volatility that is associated with these recurring but volatile components. The information provided below reconciles the net interest margin to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Nine Months Ended
(Dollars in thousands)	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	September 30, 2024	September 30, 2023
Interest income	$59,327	$57,910	$55,783	$54,762	$50,941	$173,020	$140,167
Interest expense	28,320	27,370	26,272	25,222	22,345	81,961	57,118
Net interest income (a)	31,007	30,540	29,511	29,540	28,596	91,059	83,049
Less:
Fees in lieu of interest	942	1,227	793	1,075	582	2,962	2,169
FRB interest income and FHLB dividend income	841	959	1,436	1,466	870	3,235	2,590
Adjusted net interest income (b)	$29,224	$28,354	$27,282	$26,999	$27,144	$84,862	$78,290
Average interest-earning assets (c)	$3,405,534	$3,347,027	$3,294,717	$3,199,485	$3,038,776	$3,349,299	$2,906,874
Less:
Average FRB cash and FHLB stock	52,603	61,082	97,036	99,118	54,677	70,175	58,870
Average non-accrual loans and leases	18,954	19,807	20,540	18,602	15,775	19,761	7,702
Adjusted average interest-earning assets (d)	$3,333,977	$3,266,138	$3,177,141	$3,081,765	$2,968,324	$3,259,363	$2,840,302
Net interest margin (a / c)	3.64%	3.65%	3.58%	3.69%	3.76%	3.62%	3.81%
Adjusted net interest margin (b / d)	3.51%	3.47%	3.43%	3.50%	3.66%	3.47%	3.68%